Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: March 24, 2008

Citizens Bancorp Quarterly Dividend Yield at 4.50%

BLACKSTONE, VA – Citizens Bancorp of Virginia, Inc. (CZBT.OB), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a $0.17 per share dividend for the first quarter of 2008 at its regularly scheduled meeting on March 20, 2008. The current dividend represents an annualized dividend yield of 4.50% based upon the March 20, 2008 closing stock price of $15.25 per share. In spite of the tremendous earnings pressure being experienced by community banks across the Commonwealth and the nation, Citizens Bancorp of Virginia is among the highest in cash dividend payouts in Virginia. The average dividend paid by Commonwealth of Virginia publicly-held banking institutions is 2.30% for banks with assets less than $1 billion.

The quarterly cash dividend is payable on April 11, 2008, to shareholders of record as of the close of business on April 2, 2008.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $290 million in assets as of December 31, 2007. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. The bank has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, South Hill and a commercial loan production office in Midlothian, Virginia, which provide financial services to individuals and small to medium size businesses.

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This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com